                                                                     EXHIBIT 4.2

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

NO.CSW-13                                                         APRIL 26, 2004

                          BEIJING MED-PHARM CORPORATION

                        WARRANT TO PURCHASE COMMON STOCK

              Void after 5:00 p.m. New York Time, on April 26, 2009

      This is to certify that, FOR VALUE RECEIVED, ("HOLDER"), is entitled to subscribe for and purchase, subject to the provisions of this Warrant, from Beijing Med-Pharm Corporation, a Delaware corporation (the "COMPANY"), fully paid, validly issued and nonassessable shares of Common Stock, par value $0.001 per share, of the Company ("COMMON STOCK"), at the exercise price of $1.15 per share until 5:00 p.m. New York Time, on April 26, 2009. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "WARRANT SHARES," and the exercise price of a share of Common Stock as adjusted from time to time is hereinafter sometimes referred to as the "EXERCISE PRICE."

      1. EXERCISE OF WARRANT; NOTIFICATION OF EXPIRATION DATE OF WARRANT. The Warrant may be exercised up to four times to purchase at least twenty-five percent (25%) of the Warrant Shares which Holder is entitled to purchase at the time of each exercise, until 5:00 P.M. New York time on April 26, 2009 (the "EXPIRATION DATE"), provided, however, that if such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day. The Warrant may be exercised by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed (with signature guaranteed if required by the Company or its stock transfer agent) and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form and any applicable taxes. The purchase price for any Warrant Shares purchased pursuant to the exercise of this Warrant shall be paid in full upon such exercise in cash, by certified or bank check, by wire or pursuant to a cashless exercise procedure whereby the Warrant Shares issued upon exercise of this Warrant will be sold with Holder receiving the difference between the Exercise Price and the sale price, in cash, and the Company receiving the Exercise Price for the Warrant Shares, in cash, or any combination of the foregoing methods of paying the Exercise Price. As soon as practicable after exercise of the Warrant, but not later than seven (7) business days from the date of exercise, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or the Holder's designee as permitted herein, except in the case of a cashless exercise. In the event of a cash exercise, upon receipt by the Company of the Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, together with the exercise price thereof and taxes as aforesaid in cash, by wire or certified or bank check and the investment letter described below, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder. In order to assure the availability of an exemption from registration under the federal or applicable state securities laws, the Company may condition the exercise of the Warrant upon the Holder delivering to the Company an investment letter in the form as customarily used by the Company from time to time in connection with the exercise of non-registered options and warrants which are issued by the Company. It is further understood that certificates for the Warrant Shares, if any, to be issued upon exercise of the Warrant may contain a restrictive legend in accordance with Section 10(c)(ii) hereof.

      2. RESERVATION OF SHARES. The Company shall at all times reserve for issuance and delivery upon exercise of this Warrant such number of shares, including any additional shares required pursuant to any adjustments made from time to time as required herein, of its Common Stock as shall be required for issuance and delivery upon exercise of the Warrant. If the Common Stock is or becomes listed on any nationally recognized securities exchange, the Company shall also list such shares on such exchange subject to notice of issuance or maintain the listing of its Common Stock on such exchange, as the case may be.

      3. FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined as follows:

            (a) If the Common Stock is listed on a nationally recognized securities exchange or admitted to unlisted trading privileges on such exchange, the current market value shall be the last reported sale price of the Common Stock on such exchange or system on the last business day prior to the date of exercise of this Warrant or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or system;

            (b) If the Common Stock is not so listed or admitted to unlisted trading privileges, the current market value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc., on the last business day prior to the date of the exercise of this Warrant; or

            (c) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount equal to the greater of (i) the book value of the Common Stock as at the end of the most recent fiscal year of the Company ending prior to the date of the exercise of the Warrant, determined in accordance with generally accepted accounting principles or (ii) the stated value per share of any common stock, common stock options, warrants, or other rights to purchase common stock issued or granted within one year of the date of the exercise of this Warrant.

      4. LOSS OF WARRANT. Upon receipt by the Company of a sworn affidavit as to the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of reasonable satisfactory indemnification and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor, date and amount. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the original Warrant shall be at any time enforceable by anyone.

      5. RIGHTS AND OBLIGATIONS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

      6. ANTI-DILUTION PROVISIONS. So long as this Warrant shall be outstanding, the Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the happening of certain events as follows:

            (a) In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, securities convertible or exchangeable into Common Stock or rights to purchase Common Stock; (ii) issue shares of Common Stock or securities convertible into, exchangeable for or with rights to purchase Common Stock (other than shares of restricted Common Stock and Common Stock and stock options to purchase up to 2,500,000 shares of Common Stock to be issued to officers, directors and employees of the Company in accordance with the 2004 Stock Incentive Plan of the Company) at for consideration less than the Exercise Price of the Warrant on the date of issuance of such securities; (iii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or (iv) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution, the sale of such securities or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted as of the effective date of such event by multiplying such Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately following such event and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto. For example, if the Company declares a 2 for 1 stock distribution and the Exercise Price immediately prior to such event was $1.00 per share, the adjusted Exercise Price immediately after such event would be $.50 per share. Such adjustment shall be made successively whenever any event listed above shall occur.

            (b) Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Section 6(a) above, the number of Warrant Shares purchasable upon exercise of the Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted pursuant to Section 6(a).

            (c) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $.05 in such price; provided, however, that any adjustments which by reason of this Section 6(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder.

            (d) Each computation required by this Section 6 for purposes of determining whether the Exercise Price shall be adjusted shall be performed by the Company's then engaged firm of independent certified public accountants, which shall be a firm of recognized national reputation (the "ACCOUNTING FIRM") on the basis of the Company's internally prepared unaudited financial statements. Such unaudited financial statements shall be accompanied by a certificate signed by the President and Chief Financial or Accounting Officer or Comptroller or Treasurer, if any, certifying that such unaudited statements have been prepared in accordance with GAAP on a basis consistently applied and included all adjustments (consisting only of normal, recurring accruals) necessary for a fair presentation of the financial position and results of the Company as of the end each such period. The computations of the Accounting Firm shall be final and binding on the Company and the Holder.

            (e) Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Exercise Price and adjusted number of Warrant Shares issuable upon exercise of the Warrant to be mailed to the Holder, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.

            (f) All calculations under this Section 6 shall be made to the nearest cent or to the nearest Warrant Share, as the case may be.

            (g) In the event that at any time, as a result of an adjustment made pursuant to this Section 6 above, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(a) above.

            (h) Irrespective of any adjustments in the Exercise Price or the number or kind of Warrant Shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.

      7. OFFICER'S CERTIFICATE. Whenever the Exercise Price shall be adjusted as required by the provisions of Section 6, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate executed by the President and Chief Financial or Accounting Officer or Comptroller or Treasurer, if any, showing the adjusted Exercise Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder or any holder of a Warrant executed and/or delivered pursuant to Section 1 or
Section 4, and the Company shall, forthwith after each such adjustment, mail, by certified mail, a copy of such certificate to the Holder or any such holder.

      8. NOTICES TO WARRANT HOLDERS. So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend of any kind or make any distribution of any kind upon the Common Stock, (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any shares of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder or any holder of a Warrant executed and/or delivered pursuant to Section 1 or Section 4, at least 15 days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

      9. RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification or capital reorganization of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which merger the Company is the continuing corporation and which does not result in any reclassification or capital reorganization of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder or any holder of a Warrant executed and delivered pursuant to Section 1 or Section 4 shall have the right thereafter by exercising the Warrant at any time prior to the expiration of the Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification or capital reorganization and consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in the Warrant. The foregoing provisions of this Section 9 shall similarly apply to successive reclassifications or capital reorganizations of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of
Section 6(a) hereof.

      10.   REPRESENTATIONS OF HOLDER.

            (a) ACQUISITION OF WARRANT FOR PERSONAL ACCOUNT. The Holder represents and warrants that it is acquiring the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Warrant Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

            (b)   SECURITIES ARE NOT REGISTERED.

                  (i) The Holder understands that the Warrant and the Warrant Shares have not been registered under the Act on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

                  (ii) The Holder recognizes that the Warrant and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Warrant Shares of the Company, or to comply with any exemption from such registration.

                  (iii) The Holder is aware that neither the Warrant nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

            (c)   DISPOSITION OF WARRANT AND WARRANT SHARES.

                  (i) The Holder further agrees not to make any disposition of all or any part of the Warrant or Warrant Shares in any event unless and until:

                        (1) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

                        (2) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

                        (3) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Warrant Shares under the Act or any applicable state securities laws.

                  (ii) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (iii) The Holder further agrees that it shall not sell any Warrant Shares to a third party prior to March 25, 2005.

      11. AMENDMENTS. Neither the Warrant nor any term hereof may be changed, waived, discharged or terminated without the prior written consent of the Holder.

      12. NO IMPAIRMENT. The Company will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of any Holder.

      13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

      14. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, addressed (a) if to the Holder, to or (b) if to the Company, to Beijing Med-Pharm Corporation, 1180 Main Street, Coventry, Connecticut 06238, Attention:
Treasurer, or at such other address as to the Company shall have furnished to the Holder in writing.

                       [Signatures on the Following Page]

      IN WITNESS WHEREOF, BEIJING MED-PHARM CORPORATION has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: April 26, 2004

                                               BEIJING MED-PHARM CORPORATION

                                               By: /s/ Edwin Norse
                                                   ----------------------------
                                               Name: Edwin Norse
                                               Title: Treasurer

                                  PURCHASE FORM

                                             Dated ___________________, 200_

      The undersigned hereby irrevocably elects to exercise its rights pursuant to this Warrant to the extent of purchasing _________ shares of Common Stock of Beijing Med-Pharm Corporation (or its successor), and hereby makes payment of $________________, in cash, in payment of the exercise price thereof.

      [The undersigned hereby irrevocably elects to exercise its rights pursuant to this Warrant to the extent of purchasing ______ shares of Common Stock and hereby authorizes you to deliver such shares of Common Stock for sale to _______, and to retain from the proceeds of such sale $______, in cash, in payment of the exercise price thereof and to remit to the undersigned the balance of such proceeds.]

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name____________________________________________________
        (Please typewrite or print in block letters)

Address_________________________________________________

Signature_______________________________________________

                          SCHEDULE FOR FORM OF WARRANT

                                      Class/Series of   Number of
  Name of Holder      Warrant Date        Stock           Shares     Expiration Date   Exercise Price
------------------   --------------   ---------------   ---------    ---------------   ---------------
Frank Campbell       April 26, 2004      Common            1,265     April 26, 2009    $1.15 per share
Amir L. Ecker        April 26, 2004      Common            4,649     April 26, 2009    $1.15 per share
Brinton Frith        April 26, 2004      Common              550     April 26, 2009    $1.15 per share
Kevin Hamilton       April 26, 2004      Common           57,838     April 26, 2009    $1.15 per share
Robert Jacobs        April 26, 2004      Common            8,159     April 26, 2009    $1.15 per share
Ronald LaPointe      April 26, 2004      Common              380     April 26, 2009    $1.15 per share
Sean McDermott       April 26, 2004      Common           48,153     April 26, 2009    $1.15 per share
Richard O'Brien      April 26, 2004      Common            2,144     April 26, 2009    $1.15 per share
Robert Schmauk       April 26, 2004      Common              633     April 26, 2009    $1.15 per share
Jerome Skochin       April 26, 2004      Common            4,111     April 26, 2009    $1.15 per share
Paul Smith           April 26, 2004      Common            2,530     April 26, 2009    $1.15 per share
R. Scott Williams    April 26, 2004      Common           12,650     April 26, 2009    $1.15 per share
Mark Zimmer          April 26, 2004      Common            5,651     April 26, 2009    $1.15 per share
James Allsopp        April 26, 2004      Common           19,906     April 26, 2009    $1.15 per share
Robert Fisk          April 26, 2004      Common          219,381     April 26, 2009    $1.15 per share
Bernadette Pucillo   April 26, 2004      Common            9,000     April 26, 2009    $1.15 per share
Karen Spataccino     April 26, 2004      Common            3,000     April 26, 2009    $1.15 per share
Eagle Advisors       April 26, 2004      Common          173,913     April 26, 2009    $1.15 per share
Limited